CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Axion Power International, Inc.
3601 Clover Lane
New Castle, Pennsylvania 16105

We consent to the use of our report dated April 3, 2008, in the Registration Statement on Amendment No. 2 to Form S-1, with respect to the consolidated balance sheets of Axion Power International, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended and for the period since inception (September 18, 2003) through December 31, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ROTENBERG & CO., LLP

Rochester, New York
July 25, 2008